Exhibit 21

PARENT

First Financial Holdings, Inc.

	Percentage	Jurisdiction or State
Subsidiaries (a)	of Ownership	of Incorporation

First Federal Savings and Loan Association of Charleston	100%	United States

First Southeast Insurance Services, Inc.	100%	South Carolina

Kimbrell Insurance Group, Inc.	100%	South Carolina

First Southeast Investor Services, Inc.	100%	South Carolina

Kinghorn Insurance Services, Inc (c)	100%	South Carolina

The Carolopolis Corporation (b)	100%	South Carolina

Johnson Insurance Associates, Inc. (c)	100%	South Carolina

Benefit Administrators, Inc. (c)	100%	South Carolina

First Southeast Reinsurance Co., Inc. (e)	100%	Vermont

First Reinsurance Holdings, Inc. (b)	100%	South Carolina

Peoples Financial Corporation of the Pee Dee (b)	100%	South Carolina

Edisto Corporation of Oristo (b)	100%	South Carolina

The Kimbrell Company, Inc. (d)	100%	South Carolina

Preferred Markets, Inc. (d)	100%	South Carolina

Atlantic Acceptance Corporation (b)	100%	South Carolina

Port City Ventures, LLC (b)	100%	South Carolina

Great Atlantic Mortgage (f)	51%	Delaware

(a)	The Operations of the Company’s wholly-owned subsidiaries are included in the Company’s consolidated financial statements.

(b)	Second-tier subsidiaries of the registrant. Wholly-owned by First Federal Savings and Loan Association of Charleston.

(c)	Second-tier subsidiaries of the registrant. Wholly-owned by First Southeast Insurance Services, Inc.

(d)	Second-tier subsidiaries of the registrant. Wholly-owned by Kimbrell Insurance Group, Inc.

(e)	Third-tier subsidiary of the registrant. Wholly-owned by First Reinsurance Holdings, Inc.

(f)	Second-tier subsidiaries of the registrant. Majority-owned by First Federal Savings and Loan Association of Charleston.